EXHIBIT 99.1

23301 Wilmington Avenue
Carson, CA 90745-6209
310.513.7200
www.ducommun.com
NEWS RELEASE

FOR IMMEDIATE RELEASE
Ducommun Reports Results for the
Third Quarter Ended October 3, 2015
Backlog Rebounds; Right-Sizing Initiatives Accelerate
LOS ANGELES, California (November 4, 2015) – Ducommun Incorporated (NYSE:DCO) (“Ducommun” or the “Company”) today reported results for its third quarter ended October 3, 2015.
Third Quarter 2015 Recap

•	Third quarter revenue was $161.7 million

•	Net loss was $9.5 million, or $0.86 per share

•	EBITDA for the quarter was $5.5 million

•	New financing structure completed with redemption of the $200 million senior unsecured notes

•	Backlog increased to $553 million
“Despite challenging business conditions persisting through the third quarter, we stayed the course in working to transform Ducommun into a leaner, more efficient and focused company -- better positioned for renewed growth,” said Anthony J. Reardon, chairman and chief executive officer. “We are making measurable progress reducing costs across the Company through greater supply chain efficiencies and improved capacity utilization, including strategic facility consolidation. We will close two of our sites within the next few months and anticipate additional right-sizing may result from ongoing evaluation of our portfolio of products and capabilities.
“Although disappointed with the negative top line impact of prolonged weakness in our defense markets, we are excited about the continued growth with the commercial aerospace sector, which drove backlog at the end of the third quarter to more than $550 million -- the best level this year. We remain vigilant in preparing Ducommun to emerge from this challenging period better positioned for improved performance, margin expansion and cash flow generation heading into 2016.”
Third Quarter Results
Net revenue for the third quarter of 2015 was $161.7 million compared to $188.2 million for the third quarter of 2014. The net revenue decrease year-over-year primarily reflects an approximate 27.1% decrease in revenue in the Company’s military and space end-use markets mainly due to the decrease in U.S. government defense spending as well as shifting of their spending priorities which impacted the Company’s fixed-wing and helicopter platforms, combined with a delay in the timing of when these products are required by the Company’s customers, and an approximate 2.2% decrease in revenue in the non-aerospace and defense (“non-A&D”) end-use markets.
The net loss for the third quarter of 2015 was $(9.5) million, or $(0.86) per share, compared to net income of $2.9 million, or $0.26 per diluted share, for the third quarter of 2014. The decrease to a net loss for the third quarter of 2015 compared to net income for the third quarter of 2014 was primarily due to a previously announced pretax charge of approximately $22.7 million that consisted of a loss on extinguishment of debt of approximately $11.9 million related to the redemption of the existing $200.0 million senior unsecured notes, higher forward loss reserves related to a regional jet program in the Ducommun AeroStructures segment of approximately $9.0 million, and restructuring charges related to severance and benefits of approximately $0.8 million, in addition to loss of efficiencies resulting from lower manufacturing volume of approximately $3.9 million, and unfavorable product mix of approximately $2.1 million, partially offset by lower income tax expense of approximately $8.7 million, lower interest expense of approximately $3.6 million, and lower compensation and benefit costs of approximately $3.0 million. The Company expects to realize approximately $15.0 million in annualized interest savings from the refinancing of debt, annualized savings of approximately $2.0 million to $3.0 million related to the previously announced closure of two facilities, and additional expected cost savings of approximately $4.0 million to $5.0 million annually from other cost savings initiatives already underway.
Operating loss for the third quarter of 2015 was $(1.2) million, or 0.7% of revenue, compared to operating income of $10.1 million, or 5.3% of revenue, in the comparable period last year. The decrease to an operating loss in the third quarter of 2015 was primarily due to the items that affected operating (loss) income described in net loss above.
Interest expense decreased to $3.4 million in the third quarter of 2015, compared to $7.0 million in the previous year’s third quarter, primarily due to lower outstanding debt balances and a lower average interest rate in 2015 as a result of refinancing all the existing debt using the new credit facility.
EBITDA for the third quarter of 2015 was $5.5 million, or 3.4% of revenue, compared to $18.4 million, or 9.8% of revenue, for the comparable period in 2014.
During the third quarter of 2015, the Company used $5.5 million of cash from operations compared to cash generated of $5.3 million during the third quarter of 2014 primarily due to paying the call premium of $9.8 million to retire the $200 million senior unsecured notes.
The Company’s firm backlog as of October 3, 2015 was approximately $553 million.
Ducommun AeroStructures (“DAS”)
The Company’s DAS segment net revenue for the current third quarter was $64.2 million, compared to $81.4 million for the third quarter of 2014. The lower net revenue was primarily due to an approximate 51.6% decrease in military and space revenue mainly due to the decline in demand for military fixed-wing and helicopter platforms as of a result of the reasons described in net revenue above.

DAS segment operating loss for the current third quarter was $6.0 million, or 9.4% of revenue, compared to operating income of $6.9 million, or 8.5% of revenue, for the third quarter of 2014. The decrease to an operating loss was primarily due to higher forward loss reserves related to a regional jet program of approximately $9.0 million, unfavorable product mix of approximately $2.9 million, and loss of efficiencies resulting from lower manufacturing volume of approximately $2.6 million, partially offset by lower compensation and benefit costs of approximately $1.6 million. EBITDA was $(3.6) million for the current quarter, or 5.7% of revenue, compared to $10.8 million, or 13.3% of revenue, for the comparable quarter in the prior year.
Ducommun LaBarge Technologies (“DLT”)
The Company’s DLT segment net revenue for the current third quarter was $97.5 million, compared to $106.8 million for third quarter 2014. The lower net revenue was primarily due to an approximate 14.6% decrease in military and space revenue mainly due to the decline in the military fixed-wing platforms as a result of the reasons described in net revenue above, and an approximate 2.2% decrease in non-A&D revenue, partially offset by an approximate 5.1% increase in commercial aerospace revenue.

DLT’s operating income for the current third quarter was $8.6 million, or 8.8% of revenue, compared to $8.3 million, or 7.8% of revenue, for the third quarter of 2014, primarily due to favorable product mix of approximately $0.8 million and lower compensation and benefit costs of approximately $0.7 million, partially offset by loss of efficiencies resulting from lower manufacturing volume of approximately $1.3 million.
Corporate General and Administrative Expenses (“CG&A”)
CG&A expenses for the third quarter of 2015 were $3.7 million, or 2.3% of total Company revenue, a decrease from $5.1 million, or 2.7% of total Company revenue, in the comparable prior-year period. CG&A expenses decreased primarily due to lower compensation and benefit costs of approximately $0.7 million and lower discretionary expenses as a result of the cost savings initiatives the Company has implemented.

New Capital Structure
As previously reported, on June 26, 2015, the Company completed a new five year, $475 million credit agreement. On July 27, 2015, the Company completed the redemption of all $200 million of its senior unsecured notes by paying a call premium of $9.8 million and wrote off the associated unamortized debt issuance costs of approximately $2.1 million in the Company’s fiscal third quarter.
Year-To-Date Results
Net revenue for the nine months ended October 3, 2015 was $509.4 million compared to $554.4 million for the nine months ended September 27, 2014. The net revenue decrease year-over-year primarily reflects an approximate 22.2% decrease in revenue in the Company’s military and space end-use markets mainly due to the decrease in U.S. government defense spending as well as shifting of their spending priorities which impacted the Company’s fixed-wing and helicopter platforms, combined with a delay in the timing of when these products are required by the Company’s customers, partially offset by an approximate 8.3% increase in revenue in the commercial aerospace end-use markets and an approximate 2.8% increase in revenue in the non-A&D end-use markets.
The net loss for the nine months ended October 3, 2015 was $(9.7) million, or $(0.88) per share compared to net income of $14.7 million, or $1.31 per diluted share, for the nine months ended September 27, 2014. The lower net income for the first nine months of 2015 was primarily due to a loss on extinguishment of debt of approximately $14.7 million as part of the Company’s new debt structure, higher forward loss reserves related to a regional jet program of approximately $12.1 million, unfavorable product mix of approximately $10.4 million, loss of efficiencies resulting from lower manufacturing volume of approximately $7.4 million, and restructuring charges related to severance and benefits of approximately $0.8 million, partially offset by lower income tax expense of approximately $14.2 million, lower interest expense of approximately $4.6 million, lower compensation and benefit costs of approximately $2.6 million, and $1.5 million of other income for insurance recoveries related to property and equipment.
Operating income for the nine months ended October 3, 2015 was $13.3 million, or 2.6% of revenue, compared to $41.7 million, or 7.5% of revenue, in the comparable period last year. The decrease in operating income in the first nine months of 2015 was primarily due to the items that affected operating (loss) income described in net loss above.
Interest expense decreased to $16.5 million for the nine months ended October 3, 2015, compared to $21.1 million in the previous year’s comparable nine months, primarily due to lower outstanding debt balances and a lower average interest rate in 2015 as a result of refinancing all the existing debt.
EBITDA for the nine months ended October 3, 2015 was $34.9 million, or 6.8% of revenue, compared to $65.1 million, or 11.7% of revenue, for the comparable period in 2014.
During the nine months ended October 3, 2015, the Company generated $12.1 million of cash from operations compared to $20.8 million during the comparable period in 2014.
Ducommun AeroStructures (“DAS”)
The Company’s DAS segment net revenue for the nine months ended October 3, 2015 was $212.3 million, compared to $241.6 million for the nine months ended September 27, 2014. The lower net revenue was primarily due to an approximate 40.5% decrease in military and space revenue mainly due to the reasons described in net revenue above that was partially offset by approximate 6.9% increase in commercial aerospace revenue.

DAS segment operating income for the nine months ended October 3, 2015 was $3.0 million, or 1.4% of revenue, compared to operating income of $28.1 million, or 11.6% of revenue, for the nine months ended September 27, 2014. The lower operating income was primarily due to higher forward loss reserves related to a regional jet program of approximately $12.1 million, unfavorable product mix of approximately $7.9 million, and loss of efficiencies resulting from lower manufacturing volume of approximately $5.2 million, partially offset by lower compensation and benefit costs of approximately $1.5 million. EBITDA was $11.5 million for the current nine month period, or 5.4% of revenue, compared to $37.9 million, or 15.7% of revenue, for the comparable nine month period in the prior year.
Ducommun LaBarge Technologies (“DLT”)
The Company’s DLT segment net revenue for the nine months ended October 3, 2015 was $297.1 million, compared to $312.8 million for nine months ended September 27, 2014. The lower net revenue was primarily due to an approximate 12.6% decrease in military and space revenue mainly due to the reasons described in net revenue above, partially offset by an approximate 14.3% increase in commercial aerospace revenue and an approximate 2.8% increase in non-A&D revenue.

DLT’s operating income for the nine months ended October 3, 2015 was $22.6 million, or 7.6% of revenue, compared to $26.1 million, or 8.3% of revenue, for the nine months ended September 27, 2014, primarily due to unfavorable product mix of approximately $2.5 million and loss of efficiencies resulting from lower manufacturing volume of approximately $2.2 million, partially offset by lower manufacturing costs of approximately $1.3 million and lower compensation and benefit costs of approximately $1.1 million. EBITDA was $35.5 million for the current nine month period, or 11.9% of revenue, compared to $39.5 million, or 12.6% of revenue, in the comparable nine month period of the prior year.
Corporate General and Administrative Expenses (“CG&A”)
CG&A expenses for the nine months ended October 3, 2015 were $12.3 million, or 2.4% of total Company revenue, a decrease from $12.5 million, or 2.2% of total Company revenue, in the comparable nine month period in prior-year. CG&A expenses decreased primarily due to lower discretionary expenses.
Conference Call
A teleconference hosted by Anthony J. Reardon, the Company’s chairman and chief executive officer, and Joseph P. Bellino, the Company’s vice president, chief financial officer and treasurer, will be held today, November 4, 2015 at 2:00 p.m. PT (5:00 p.m. ET) to review these financial results. To participate in the teleconference, please call 877-786-6947 (international 530-379-4718) approximately ten minutes prior to the conference time. The participant passcode is 57476588. Mr. Reardon and Mr. Bellino will be speaking on behalf of the Company and anticipate the meeting and Q&A period to last approximately 45 minutes.
This call is being webcast by Thomson Reuters and can be accessed directly at the Ducommun website at www.ducommun.com. Conference call replay will be available after that time at the same link or by dialing 855-859-2056, passcode 57476588.

About Ducommun Incorporated
Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace, defense, and other industries through a wide spectrum of electronic and structural applications. The company is an established supplier of critical components and assemblies for commercial aircraft and military and space vehicles as well as for the energy market, medical field, and industrial automation. It operates through two primary business units – Ducommun AeroStructures (“DAS”) and Ducommun LaBarge Technologies (“DLT”). Additional information can be found at www.ducommun.com.

Forward Looking Statements
Statements contained in this press release regarding other than recitation of historical facts are forward-looking statements. These statements are identified by words such as “may,” “will,” “ begin,” “ look forward,” “expect,” “believe,” “intend,” “anticipate,” “should,” “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect the Company’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including, but not limited to, the state of the world financial, credit, commodities and stock markets, and uncertainties regarding the Company, its businesses and the industries in which it operates, which are described in the Company’s filings with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
Note Regarding Non-GAAP Financial Information
This release contains non-GAAP financial measures, EBITDA (which excludes depreciation and amortization, interest expense, loss on extinguishment of debt, and income tax (benefit) expense), and Adjusted EBITDA (EBITDA, excluding restructuring charges).
The Company believes the presentation of these non-GAAP measures provide important supplemental information to management and investors regarding financial and business trends relating to its financial condition and results of operations. The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s actual and forecasted operating performance, capital resources and cash flow. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

CONTACTS:

Joseph P. Bellino, Vice President, Chief Financial Officer and Treasurer, 310.513.7211
Chris Witty, Investor Relations, 646.438.9385, cwitty@darrowir.com
[Financial Tables Follow]

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	October 3, 2015	December 31, 2014
Assets
Current Assets
Cash and cash equivalents	$12,241	$45,627
Accounts receivable, net	86,235	91,060
Inventories	137,317	142,842
Production cost of contracts	11,609	11,727
Deferred income taxes	12,432	13,783
Other current assets	22,700	23,702
Total Current Assets	282,534	328,741
Property and Equipment, Net	98,335	99,068
Goodwill	157,569	157,569
Intangibles, Net	147,580	155,104
Other Assets	6,383	7,117
Total Assets	$692,401	$747,599
Liabilities and Shareholders’ Equity
Current Liabilities
Current portion of long-term debt	$2,215	$26
Accounts payable	50,852	58,979
Accrued liabilities	43,434	52,066
Total Current Liabilities	96,501	111,071
Long-Term Debt, Less Current Portion	257,820	290,026
Deferred Income Taxes	69,696	69,448
Other Long-Term Liabilities	18,913	20,484
Total Liabilities	442,930	491,029
Commitments and Contingencies
Shareholders’ Equity
Common stock	111	110
Additional paid-in capital	74,395	72,206
Retained earnings	181,199	190,905
Accumulated other comprehensive loss	(6,234)	(6,651)
Total Shareholders’ Equity	249,471	256,570
Total Liabilities and Shareholders’ Equity	$692,401	$747,599

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 3, 2015	September 27, 2014	October 3, 2015	September 27, 2014
		As Restated		As Restated
Net Revenues	$161,670	$188,164	$509,435	$554,433
Cost of Sales	141,642	155,052	431,439	447,728
Gross Profit	20,028	33,112	77,996	106,705
Selling, General and Administrative Expenses	21,205	23,050	64,707	65,005
Operating (Loss) Income	(1,177)	10,062	13,289	41,700
Interest Expense	(3,392)	(6,975)	(16,499)	(21,094)
Loss on Extinguishment of Debt	(11,878)	—	(14,720)	—
Other Income	—	1,600	1,510	1,600
(Loss) Income Before Taxes	(16,447)	4,687	(16,420)	22,206
Income Tax (Benefit) Expense	(6,932)	1,754	(6,714)	7,495
Net (Loss) Income	$(9,515)	$2,933	$(9,706)	$14,711
(Loss) Earnings Per Share
Basic (loss) earnings per share	$(0.86)	$0.27	$(0.88)	$1.35
Diluted (loss) earnings per share	$(0.86)	$0.26	$(0.88)	$1.31
Weighted-Average Number of Common Shares Outstanding
Basic	11,083	10,921	11,035	10,902
Diluted	11,083	11,150	11,035	11,202

Gross Profit %	12.4%	17.6%	15.3%	19.2%
SG&A %	13.1%	12.2%	12.7%	11.7%
Operating (Loss) Income %	(0.7)%	5.3%	2.6%	7.5%
Net (Loss) Income %	(5.9)%	1.6%	(1.9)%	2.7%
Effective Tax (Benefit) Rate	(42.1)%	37.4%	(40.9)%	33.8%

DUCOMMUN INCORPORATED AND SUBSIDIARIES
BUSINESS SEGMENT PERFORMANCE
(Unaudited)
(In thousands)

	Three Months Ended					Nine Months Ended
	% Change	October 3, 2015	September 27, 2014	% of Net Revenues 2015	% of Net Revenues 2014	% Change	October 3, 2015	September 27, 2014	% of Net Revenues 2015	% of Net Revenues 2014
			As Restated		As Restated			As Restated		As Restated
Net Revenues
DAS	(21.1)%	$64,170	$81,357	39.7%	43.2%	(12.1)%	$212,306	$241,627	41.7%	43.6%
DLT	(8.7)%	97,500	106,807	60.3%	56.8%	(5.0)%	297,129	312,806	58.3%	56.4%
Total Net Revenues	(14.1)%	$161,670	$188,164	100.0%	100.0%	(8.1)%	$509,435	$554,433	100.0%	100.0%
Segment Operating (Loss) Income
DAS		$(6,028)	$6,908	(9.4)%	8.5%		$2,980	$28,067	1.4%	11.6%
DLT		8,598	8,288	8.8%	7.8%		22,575	26,089	7.6%	8.3%
		2,570	15,196				25,555	54,156
Corporate General and Administrative Expenses (1)		(3,747)	(5,134)	(2.3)%	(2.7)%		(12,266)	(12,456)	(2.4)%	(2.2)%
Total Operating (Loss) Income		$(1,177)	$10,062	(0.7)%	5.3%		$13,289	$41,700	2.6%	7.5%
EBITDA
DAS
Operating (Loss) Income		$(6,028)	$6,908				$2,980	$28,067
Other Income (2)		—	1,600				1,510	1,600
Depreciation and Amortization		2,386	2,272				7,009	8,242
		(3,642)	10,780	(5.7)%	13.3%		11,499	37,909	5.4%	15.7%
DLT
Operating Income		8,598	8,288				22,575	26,089
Depreciation and Amortization		4,207	4,391				12,928	13,442
		12,805	12,679	13.1%	11.9%		35,503	39,531	11.9%	12.6%
Corporate General and Administrative Expenses
Operating loss		(3,747)	(5,134)				(12,266)	(12,456)
Depreciation and Amortization		42	41				127	145
		(3,705)	(5,093)				(12,139)	(12,311)
EBITDA		$5,458	$18,366	3.4%	9.8%		$34,863	$65,129	6.8%	11.7%
Adjusted EBITDA
Restructuring charges (3)		806	—				806	—
Adjusted EBITDA		$6,264	$18,366	3.9%	9.8%		$35,669	$65,129	7.0%	11.7%
Capital Expenditures
DAS		$2,329	$1,266				$8,080	$3,986
DLT		758	1,761				3,196	4,736
Corporate Administration		4	1				10	25
Total Capital Expenditures		$3,091	$3,028				$11,286	$8,747

(1)	Includes costs not allocated to either the DLT or DAS operating segments.

(2)	Insurance recoveries related to property and equipment.

(3)	Includes restructuring charges for severance and benefits of approximately $0.5 million and $0.3 million recorded in the DLT and DAS operating segments, respectively.